                                 Exhibit (a)(6)

                                  Advanta Corp.







                          Notice to Participants in the

                 ADVANTA CORP. 2000 OMNIBUS STOCK INCENTIVE PLAN





                 THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS
                  COVERING SECURITIES THAT HAVE BEEN REGISTERED
                        UNDER THE SECURITIES ACT OF 1933.




                                 August 9, 2001

         Advanta Corp. ("we", "us", "our" or "Advanta") has filed with the Securities and Exchange Commission (the "SEC") a Registration Statement on Form S-8 (together with all amendments and exhibits, the "Registration Statement") with respect to its shares of Class B Common Stock, $0.01 par value, which may be acquired under the terms of the Advanta Corp. 2000 Omnibus Stock Incentive Plan.

         You may obtain without charge, upon oral or written request, the following:

- The Memorandum for Participants, dated November 1, 2000, relating to the plan (the "Memorandum");

-        This notice;

- Our Annual Report to Stockholders and any other reports, proxy statements and other shareholder communications that are required to be distributed, under Rule 428(b) under the Securities Act of 1933, to participants in the plan; and

         - The following documents which are incorporated by reference in the Registration Statement and which are incorporated by reference in this notice and the Memorandum:

         -        Our Annual Report on Form 10-K for the year ended December 31,
                  2000.

         - Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2001.
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         -        Our Current Reports on Form 8-K filed with the SEC on: January
                  9, January 23, February 5, February 26, March 1, March 8, March 14, April 10, April 25, June 28, July 25 and July 30, 2001.

         - The description of our Class B Common Stock contained in the Registration Statement on Form 8-A dated April 22, 1992 filed by the Company to register such securities under Section 12 of the Exchange Act (File No. 0-14120), including any amendment or report filed for the purpose of updating such description.

         - The description of our Class B Purchase Rights contained in the Registration Statement on Form 8-A dated March 17, 1997 filed by the Company to register such securities under Section 12 of the Exchange Act (File No. 0-14120), including any amendment or report filed for the purpose of updating such description.

         - All documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this notice and before the filing of post-effective amendments to the Registration Statements which indicate that all securities offered by this notice and the Memorandum have been sold or which deregister all securities then remaining unsold shall be deemed to be incorporated by reference in this notice and the Memorandum and to be a part hereof and thereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein and in the Memorandum shall be deemed to be modified or superseded for the purposes hereof and thereof to the extent that a statement contained in this notice or in the Memorandum (or in any other subsequently filed document which also is incorporated by reference in this notice or in the Memorandum) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part of this notice or the Memorandum, except as so modified or superseded.

         All requests for the documents described above should be directed to us at Investor Relations, Advanta Corp., P.O. Box 844, McKean and Welsh Roads, Spring House, Pennsylvania 19477 (telephone number: 215-657-4000).

         You should rely only on the information contained or incorporated by reference in this prospectus and any applicable prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of the document. Our business, financial condition, results of operations and prospects may have changed since the date.

         We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

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PROSPECTUS
----------


                                  ADVANTA CORP.

           20,000,000 SHARES OF CLASS B COMMON STOCK, PAR VALUE $0.01

                 ADVANTA CORP. 2000 OMNIBUS STOCK INCENTIVE PLAN

                 THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS
                  COVERING SECURITIES THAT HAVE BEEN REGISTERED
                        UNDER THE SECURITIES ACT OF 1933.

         Advanta Corp., a Delaware corporation ("we", "us", "our" or "Advanta"), has adopted the Advanta Corp. 2000 Omnibus Stock Incentive Plan which functions as an amendment and restatement of all our other stock option and awards plans. The plan is intended to recognize the contributions made to Advanta by employees (including employees who are members of our Board of Directors and our affiliates), to provide employees with additional incentive to devote themselves to our future success and to improve our ability to attract, retain and motivate individuals upon whom our sustained growth and financial success depend.

         20,000,000 shares of our Class B Common Stock, par value $0.01, are available for grants under the plan, consisting of options for the purchase of shares, awards of shares of Class B Common Stock and/or awards of stock appreciation rights. The closing price of a share of the Class B Common Stock as reported on the NASDAQ National Market was $7.25 on October 30, 2000.

         The Employee Retirement Income Security Act of 1974, as amended, does not apply to the plan. The plan is not qualified or intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended.

         This prospectus relates to Class B Common Stock which may be issued under the plan. We suggest that you retain this prospectus for future reference.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED ON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 The date of this prospectus is November 1, 2000
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                                    THE PLAN

The following is a summary of the terms and conditions of the plan.

         PURPOSE. The plan is intended to recognize the contributions made to Advanta by employees, including employees who are members of the Board of Directors, of Advanta and its Affiliates (collectively, "Employees"), to provide Employees with additional incentive to devote themselves to the future success of Advanta and its Affiliates, and to improve the ability of Advanta and its Affiliates to attract, retain, and motivate individuals upon whom our sustained growth and financial success depend by awarding them grants under the plan consisting of:

         - options ("Options") for the purchase of shares of our Class B Common Stock, par value $0.01 ("Common Stock");

         -        awards of Common Stock ("Awards"); and/or

         - awards of stock appreciation rights ("SARs", and grants of Options, Awards and SARs are each referred to individually as a "Grant" and collectively as "Grants").

"Affiliate" means a corporation which is a parent corporation or a subsidiary corporation with respect to Advanta within the meaning of Section 424(e) or (f) of the Internal Revenue Code of 1986, as amended (the "Code") or any successor provision, and, for purposes of Grants other than ISOs, as defined below, any corporation, partnership, joint venture or other entity in which Advanta, directly or indirectly, has an equity interest of at least 20% or a significant financial interest, as determined by the Plan Administration Committee, as defined below. The plan also is intended to provide an incentive to directors of Advanta who are not Employees to serve on the Board of Directors or the board(s) of directors, or similar governing bodies, of an Affiliate and to devote themselves to our future success through grants of Options. In addition, the plan may be used to encourage consultants and advisors of Advanta to further our success. The plan also is intended to permit Awards that constitute "performance-based compensation" as that term is used for purposes of Section 162(m) of the Code, at the discretion of the Non-Employee Director Committee, as defined below. Section 162 (m) of the Code denies a tax deduction to a publicly held corporation for compensation in excess of $1,000,000 paid to the Chief Executive Officer and to any of the four most highly compensated officers, in addition to the Chief Executive Officer, whose compensation is required to be disclosed to stockholders under the Securities Exchange Act of 1934, as amended (the "1934 Act"), unless the compensation is "performance-based."

         ADMINISTRATION OF THE PLAN. The Board of Directors may administer the plan and/or it may designate a committee or committees composed of two or more directors to operate and administer the plan with respect to all or a designated portion of the participants. To the extent that the Plan Administration Committee, as defined below, is empowered to grant Options to Section 16 Officers, as defined below, or persons whose compensation might have limits on deductibility under Section 162(m) of the Code, the Board of Directors may, at its discretion, appoint a separate committee, consisting of non-employee directors only (a "Non-Employee


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Director Committee"), to administer the plan with respect to those persons. Any committee designated by the Board of Directors to administer the plan, and the Board of Directors itself in its administrative capacity with respect to the plan, is referred to as the "Plan Administration Committee." "Section 16 Officer" means any person who is an "officer" within the meaning of Rule 16a-1(f) promulgated under the 1934 Act or any successor rule, and who is subject to the reporting requirements under Section 16 of the 1934 Act with respect to the Common Stock.

         The Plan Administration Committee has the power and authority to:

         -        interpret the plan;

         - adopt, amend and revoke policies, rules and/or regulations for administration of the plan that are not inconsistent with its express terms; and

         - waive requirements relating to formalities or other matters that do not either modify the substance of the rights intended to be granted by Grants or constitute a material amendment for any purpose under the Code.

In addition, the Plan Administration Committee has the authority, subject to any specific provisions or limitations applicable under the plan, to make adjustments to the terms and conditions of any Grants in order to take into account any facts and circumstances that influence the effectiveness of the plan as a method of providing appropriate current performance incentives for recipients of Grants, including, but not limited to, any facts and circumstances related to levels of compensation and bonuses paid by other similarly situated employers, and our current needs to encourage the retention of valued Employees and to reward high levels of performance by those Employees.

         The Plan Administration Committee holds meetings at such times and places as it determines and may take action only upon the agreement of a majority of the whole committee.

         The plan provides that no member of the Board of Directors will be personally liable for monetary damages for any action taken or any failure to take any action in connection with the administration of the plan or the making of any Grants under the plan, except in the case of:

         - any breach of the member's duty of loyalty to Advanta or our stockholders;

         - acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law;

         - acts or omissions that would result in liability under Section 174 of the General Corporation Law of the State of Delaware, as amended, concerning unlawful payment of dividends and unlawful stock purchases and redemptions; and

         - any transaction from which the member derived an improper personal benefit.

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In addition, the plan provides that service on the Plan Administration Committee constitutes service as a member of the Board of Directors and that each member of the Plan Administration Committee is entitled, without further act on the member's part, to indemnity from Advanta and limitation of liability to the fullest extent provided by applicable law and by Advanta's Articles of Incorporation and/or By-laws in connection with or arising out of any action, suit or proceeding with respect to the administration of the plan or the making of any Grants under the plan in which the member may be involved by reason of the member being or having been a member of the Plan Administration Committee, whether or not the member continues to be a member of the Plan Administration Committee at the time of the action, suit or proceeding.

         SHARES SUBJECT TO PLANS. The aggregate maximum number of Shares of Common Stock for which Grants may be issued under the plan is 20,000,000, subject to a permitted Capitalization Adjustment, as described below. "Shares" means the shares of Common Stock, including hypothetical shares of Common Stock referenced under the terms of a Grant Document applicable to an SAR which are subject to any Grant made under the plan. "Grant Document" means the document that we provide to a grantee describing and establishing the terms of any Grant made under the plan. The Shares will be issued from authorized and unissued Common Stock or Common Stock held in or hereafter acquired for the treasury of Advanta. If an Option or SAR terminates or expires without having been fully exercised for any reason or if Shares subject to an Award have been conveyed back to Advanta under the terms of a Grant Document, the Shares for which the Option or SAR was not exercised or the Shares that were conveyed back to Advanta will again be available for issuance under the plan.

         ELIGIBILITY TO RECEIVE GRANTS. All Employees, members of the Board of Directors, members of the boards of directors, or similar governing bodies, of our Affiliates and consultants and advisors to Advanta or any Affiliate who render bona fide services to us unrelated to the offer or sale of securities will be eligible to receive Grants under the plan. The Plan Administration Committee will determine whether an individual qualifies as an Employee. As of November 1, 2000, approximately 920 Employees and 16 non-employee members of the Board of Directors and the boards of directors, or similar governing bodies, of our Affiliates were eligible to participate in the plan.

         EFFECTIVE DATE AND TERM. The plan became effective as of April 5, 2000, the date on which it was adopted by the Board of Directors, subject to the approval of the plan within one year after that date by the stockholders. The plan was approved by the stockholders at the annual meeting of stockholders held on June 7, 2000. No Grants may be made under the plan on or after April 5, 2010.

         FISCAL YEAR GRANT LIMITATION. No grantee will be issued Grants during any one fiscal year for more than 900,000 shares of Common Stock, subject to a permitted Capitalization Adjustment, as described below.

         OPTIONS. The plan authorizes grants of Options, including Options that are intended to qualify as "incentive stock options," as defined under Section 422 of the Code ("ISOs") and Options that are not intended to so qualify ("Non-qualified Stock Options"). Each Option


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granted under the plan will be a Non-qualified Stock Option unless the Option is specifically designated at the time of grant as an ISO. If any Option designated as an ISO is determined for any reason not to qualify as an ISO, the Option will be treated as a Non-qualified Stock Option for all purposes under the plan. Options granted under the plan will be evidenced by Grant Documents in whatever form the Plan Administration Committee approves from time to time, consistent with the terms of the plan. Each Grant Document will state the number of Shares to which it pertains. A grantee may receive more than one Option, which may include Options which are intended to be ISOs and Options which are not intended to be ISOs, but only on the terms and subject to the conditions and restrictions of the plan.

         Option Price. The price at which Shares may be purchased upon exercise of an Option (the "Option Price") will be set forth in the applicable Grant Document. The Option Price of each ISO will be at least 100% of the fair market value ("Fair Market Value") of the Shares on the date the Option is granted. If an ISO is granted to a grantee who then owns, directly or by attribution under
Section 424(d) of the Code, shares possessing more than ten percent of the total combined voting power of all classes of stock of Advanta or an Affiliate, then to the extent required by Section 424(d) of the Code, the Option Price will be at least 110% of the Fair Market Value of the Shares on the date the Option is granted. The Option Price of a Non-qualified Stock Option will, unless otherwise specified in the Grant Document, be the Fair Market Value of the Shares on the date the Option is granted. Under the plan, Fair Market Value generally is the closing price on the relevant date of a share of Common Stock if the Common Stock is listed on a national securities exchange or included in the NASDAQ National Market System. If the Common Stock is not so listed, Fair Market Value will be the mean between the last reported "bid" and "asked" prices on the relevant date, as reported on NASDAQ or, if not so reported, as reported by the National Daily Quotation Bureau, Inc. or as otherwise reported in a customary financial reporting service, as applicable and as the Plan Administration Committee determines. If the Common Stock is not traded in a public market, Fair Market Value will be determined in good faith by the Plan Administration Committee.

         Exercise. No Option will be deemed to have been exercised before the receipt by Advanta of written notice, that complies with the requirements set forth in the plan, of the exercise and payment in full of the Option Price, unless arrangements satisfactory to Advanta have been made for payment through a broker. Subject to the terms of the Grant Document, and unless the Plan Administration Committee approves otherwise, payment of the Option Price may be made in cash, by certified check or by such other mode of payment as the Plan Administration Committee may approve, including payment through a broker in accordance with procedures permitted by rules or regulations of the Federal Reserve Board. In addition, the Plan Administration Committee may provide in a Grant Document that payment may be made in whole or in part in shares of Common Stock held by the grantee, although the Plan Administration Committee may impose from time to time limitations and prohibitions on the use of shares of Common Stock to exercise an Option.

         Each notice of exercise must specify the number of Shares to be purchased and, unless the Shares are covered by a then current registration statement or a Notification under Regulation


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
A under the Securities Act of 1933, as amended (the "1933 Act"), must contain the grantee's acknowledgment, in form and substance satisfactory to Advanta, that:

         - the Shares are being purchased for investment and not for distribution or resale, other than a distribution or resale which, in the opinion of counsel satisfactory to Advanta, may be made without violating the registration provisions of the 1933 Act;

         -        the grantee has been advised and understands that

                  - the Shares have not been registered under the 1933 Act and are "restricted securities" within the meaning of Rule 144 under the 1933 Act and are subject to restrictions on transfer, and

                  - we are under no obligation to register the Shares under the 1933 Act or to take any action which would make available to the grantee any exemption from registration;

         - the Shares may not be transferred without compliance with all applicable federal and state securities laws; and

         - an appropriate legend referring to the foregoing restrictions on transfer and any other restrictions imposed under the Grant Documents may be endorsed on the certificates.

If we determine that issuance of shares should be delayed pending registration under federal or state securities laws, the receipt of an opinion of counsel satisfactory to us that an appropriate exemption from such registration is available, the listing or inclusion of the shares on any securities exchange or an automated quotation system, or the consent or approval of any governmental regulatory body whose consent or approval is necessary in connection with the issuance of such shares, we may defer exercise of any Option granted under the plan until any of the events described in this sentence has occurred.

         Expiration. In general, Options expire and are no longer exercisable after ten years from the date of grant, or five years in the case of an ISO if the grantee on the date of grant owns, directly or by attribution under Section 424(b) of the Code, shares possessing more than ten percent of the total combined voting power of all classes of stock of Advanta or an Affiliate. In addition, under the plan, each Option will expire earlier upon the first to occur of the following:

         - (a) immediately upon a finding by the Plan Administration Committee that the grantee engaged in disloyalty of any type to Advanta or an Affiliate or has disclosed trade secrets or confidential information of Advanta or an Affiliate;

         - (b) the date, if any, set by the Plan Administration Committee as an accelerated expiration date in the event of the liquidation or dissolution of Advanta;

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
         - (c) the occurrence of any other event or events set forth in the plan or the Grant Document as causing an accelerated expiration of the Option; or

         - (d) the applicable date set forth below in connection with the grantee's termination of employment or service with Advanta or any Affiliate.

For these purposes the applicable date referred to above in subparagraph (d) of this paragraph is:

         - where the grantee resigns from his or her employment or service with Advanta or any Affiliate without the resignation having been solicited by Advanta or the Affiliate, as the case may be, the date of resignation;

         - where the grantee's termination of employment or service with Advanta or any Affiliate is due to the grantee's death or disability, the date that is 180 days following termination;

         - where the grantee's termination of employment or service with Advanta or any Affiliate is due to the grantee's retirement, the second anniversary of termination;

         - where the grantee is a member of the Board of Directors or of any board of directors, or similar governing body, of an Affiliate and is not an Employee and such grantee's service is terminated for any reason other than disability or death, 90 days following the date of termination of service; and

         - in all other cases, 30 days after the grantee's termination of employment or service with Advanta or any Affiliate.

The only Options that may be exercised subsequent to the grantee's termination of employment or service with Advanta or an Affiliate are those Options that were exercisable on the last date of employment or service and not Options which, if the grantee were still employed or rendering service during the post-termination period, would become exercisable, unless the Grant Document specifically provides to the contrary or the Plan Administration Committee otherwise approves.

         Transferability. Except as described below, no Option granted under the plan may be transferred, except by will or by the laws of descent and distribution, and, during the lifetime of the person to whom an Option is granted, the Option may be exercised only by the grantee. An Option, other than an ISO, also is transferable:

         - pursuant to a domestic relations order as defined in the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder; and

         -        without payment of consideration, to:

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
         -        immediate family members of the holder,

         -        trusts for the benefit of immediate family members,

         -        partnerships whose only partners are such family members, and

         - any transferee permitted by a rule adopted by the Plan Administration Committee or approved by the Plan Administration Committee in an individual case.

Any transferee will be subject to all of the conditions set forth in the Option before its transfer.

         Limitation on ISO Grants. To the extent that the aggregate Fair Market Value of the shares of Common Stock, determined at the time the ISO is granted, with respect to which ISOs under all incentive stock option plans of Advanta or its Affiliates are exercisable for the first time by a grantee during any calendar year exceeds $100,000, the ISOs shall, to the extent of such excess, be treated as Non-qualified Stock Options.

         Other Provisions. Subject to the provisions of the plan, the Grant Documents will contain such other provisions as the Plan Administration Committee deems advisable, including, without limitation, provisions authorizing the Plan Administration Committee to accelerate the exercisability of all or any portion of an Option granted under the plan, additional restrictions upon the exercise of the Option or additional limitations upon the term of the Option.

         STOCK APPRECIATION RIGHTS (SARs). The Plan Administration Committee may grant to optionees SARs, which may or may not be granted in conjunction with an Option, each of which SAR will entitle the Grantee to receive a payment upon exercise equal to the excess of the Fair Market Value of a specified number of Shares, determined as of the date the SAR is exercised, over the "purchase price" specified in the Grant Document applicable to the SAR. The SAR may be exercisable in whole or in part, and at such times and under such circumstances as are set forth in the Grant Document applicable to the SAR. In the event an SAR is granted in conjunction with an Option, the exercise of the SAR will result in a cancellation of the Option to the same extent as the SAR is exercised, and the exercise of the Option will result in a cancellation of the SAR to the same extent as the Option is exercised, and the terms and conditions, including the number of Shares subject to the SAR, the "purchase price," which will be equal to the Option Price, and the times and circumstances in which the SAR may be exercised, will be the same as are applicable to the Option. Except as may otherwise be provided in a Grant Document, payment may be made, as determined by the Plan Administration Committee in accordance with the plan and set forth in the applicable Grant Document, either in Shares or in cash or in any combination thereof. For purposes of the annual and aggregate limitations on Shares that may be subject to Grants under the plan, the grant of an SAR not in conjunction with an Option will be treated as though the SAR constituted an Option.

         Each SAR will relate either to a specific Option granted under the plan or to a hypothetical Option that could have been granted under the plan. Where an SAR is granted in conjunction with an Option granted under the plan, the Grant Document applicable to the Option


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
will include provisions indicating the SAR rights. Where an SAR is granted independent of an Option granted under the plan, the Grant Document applicable to the SAR will indicate the relevant terms and conditions applicable to the SAR, including, but not limited to, the number of hypothetical Shares subject to the terms of the SAR, the "purchase price" to be taken into account upon exercise of the SAR, and such other terms and conditions as would be permitted or as are required with respect to the grant of an Option under the plan.

         SARs will be exercisable at such times and under such terms and conditions as the Plan Administration Committee, in its sole and absolute discretion, determines; provided, however, that an SAR that is granted concurrent with an Option will be exercisable only at such times and by such individuals as the related Option may be exercised under the plan and applicable Grant Document.

         AWARDS. Awards granted under the plan will be evidenced by written Grant Documents in such form as the Plan Administration Committee from time to time approves. Each Grant Document will specify the purchase price, if any, that applies to the Award. If a purchase price is specified, the grantee will be required to make payment on or before the payment date provided in the Grant Document. Payment may be made in cash, by certified check payable to the order of Company or by such other mode of payment as the Plan Administration Committee may approve. In the case of an Award that provides for a grant of Shares without any payment by the grantee, the grant will take place on the date specified in the Grant Document. In the case of an Award that provides for payment of the purchase price by the grantee, the grant will take place on the date the initial payment is delivered to the Company, unless the Plan Administration Committee or the Grant Document specifies otherwise. As a precondition to a grant, we may require the same acknowledgments regarding unregistered shares as those required in the exercise notice for Options, as described above. The Plan Administration Committee may specify in a Grant Document any conditions under which the grantee will be required to convey to Advanta the Shares covered by the Award. In addition, the Plan Administration Committee, in its discretion, may provide that certificates for Shares transferred pursuant to an Award be held in your name by Advanta until all of the conditions have lapsed. If you receive such an Award we will provide you annually with a report concerning the number of Shares that are being held for you by Advanta pending their vesting. Unless otherwise provided in the Grant Document or determined by the Plan Administration Committee, dividends and other distributions made on Shares, certificates for which are held by Advanta, will be held by Advanta until such time as the certificates for the Shares are released to the grantee when all conditions for the release of such certificates are satisfied. Stock certificates evidencing Shares subject to conditions will bear a legend to the effect that the Shares are subject to repurchase by, or conveyance to, Advanta in accordance with the terms of the Grant Document and that the Shares may not be sold or otherwise transferred.

         All terms and conditions applicable to Shares covered by Awards granted under the Plan, whether or not any purchase price is paid for such Shares, will be established at the discretion of the Plan Administrative Committee and/or set out in the Grant Document applicable to the


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
Award, including the extent to which the grantee will have the right to receive dividends and other distributions and/or to vote the Shares.

         Performance-Based Awards. In addition to any other terms or conditions the Plan Administration Committee may establish for any Awards granted under the plan, the Non-Employee Director Committee will have the authority to make Awards that constitute performance-based compensation for purposes of Section 162(m) of the Code. In the event the Non-Employee Director Committee determines to grant performance-based Awards, the Non-Employee Director Committee will establish in writing one or more specific performance goals during the first 90 days of the performance period established for that Award (or within the first 25% of that performance period if that is less than 90 days) and an objective formula or method for implementing the Award for each grantee if the specified performance goals are attained. Performance goals will be based upon one or more of the following business criteria for Advanta as a whole or any of its subsidiaries, operating divisions or other operating units: stock price, market share, gross revenue, net revenue, pretax income, operating income, cash flow, earnings per share, return on equity, return on invested capital or assets, cost reductions and savings, return on revenues or productivity, or any variations of the preceding business criteria, which may be modified at the discretion of the Non-Employee Director Committee, to take into account extraordinary items or which may be adjusted to reflect such costs or expense as the Non-Employee Director Committee deems appropriate. In addition, to the extent consistent with the goal of providing for deductibility under Section 162(m) of the Code, performance goals may be based upon a grantee's attainment of personal objectives with respect to any of the foregoing performance goals or implementing policies and plans, negotiating transactions and sales, developing long-term business goals or exercising managerial responsibility. Measurements of Advanta's or a grantee's performance against the performance goals will be objectively determinable and will be determined according to generally accepted accounting principles as in existence on the date on which the performance goals are established.

         Performance-based Awards must meet the requirements described above and must either: (a) be granted only on the attainment by the close of the performance period of the performance goals established with respect to the Award; or (b) not become vested unless by the close of the performance period the performance goals established with respect to the Award have been achieved.

         ADJUSTMENTS ON CHANGES IN CAPITALIZATION. If the outstanding shares of Common Stock are changed by reason of a reorganization, merger, consolidation, recapitalization, reclassification, stock split-up, combination or exchange of shares and the like (not including the issuance of Common Stock on the conversion of other securities of Advanta which are convertible into Common Stock) or dividends payable in shares of Common Stock, a Capitalization Adjustment may be made by the Plan Administration Committee as it deems appropriate in the aggregate number and/or class of shares available under the plan and in the number of shares, class of shares and price per share subject to outstanding Grants. Unless the Plan Administration Committee makes other provisions for the equitable settlement of outstanding Grants, if Advanta is reorganized, consolidated, or merged with another corporation,


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
or if all or substantially all of the assets of Advanta are sold or exchanged, a grantee will at the time of issuance of the stock under such corporate event be entitled to receive, with respect to or upon the exercise of his or her Grant, as the case may be, the same number and kind of shares of stock or the same amount of property, cash or securities as the grantee would have been entitled to receive upon the occurrence of any such corporate event if the grantee had been, immediately prior to such event, the holder of the number of Shares covered by his or her Grant; provided, however, that with respect to an SAR, the grantee will only be entitled to receive payment in the form of property other than cash to the extent such settlement of the SAR is provided for in the applicable Grant Document. Any adjustment under the provisions described in this paragraph will apply proportionately to only the unexercised portion of any Options or SARs. The Plan Administration Committee has authority to determine the Capitalization Adjustments to be made under the plan, which adjustments may include both adjustments to the number of shares and class of Company stock to be issued in connection with or on the exercise of Grants and that are available generally for Grants under the plan. Any such determination by the Plan Administration Committee will be final, binding and conclusive. "Capitalization Adjustment" means the adjustment to the number or class of shares subject to any Grant and the Option Price, exercise price, purchase price or other payment or deemed payment required in connection with any Grant, as permitted to be made pursuant to the provisions described above in this paragraph.

         CHANGE OF CONTROL. Except to the extent there is a contrary provision set forth in an applicable Grant Document, in the event of a Change of Control, Options and SARs granted pursuant to the plan will become immediately exercisable in full, and all Awards will become fully vested. In addition, the Plan Administration Committee may take whatever action it deems necessary or desirable on outstanding Grants, including, without limitation, in the case of Options and SARs, accelerating the expiration or termination date in the applicable Grant Document to a date no earlier than 30 days after notice of acceleration is given to the grantees. However, the accelerated expiration or termination date may not be earlier than the date as of which the Grant has become fully vested and exercisable.

         Under the plan, a "Change of Control" will be deemed to have occurred upon the earliest to occur of the following dates:

         - the date a plan or other arrangement pursuant to which Advanta will be dissolved or liquidated or a definitive agreement to sell or otherwise dispose of substantially all of the assets of Advanta is approved by the stockholders of Advanta, or the Board of Directors if stockholder action is not required;

         - the date a definitive agreement to merge or consolidate Advanta with or into another corporation is approved by the stockholders of Advanta, or the Board of Directors if stockholder action is not required, and the stockholders of the other constituent corporation, or its board of directors if stockholder action is not required, other than, in either case, a merger or consolidation of Advanta in which holders of shares of Advanta's Class A Common Stock immediately before the merger or consolidation will have at least a majority of the voting power of the surviving corporation's voting

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
                  securities immediately after the merger or consolidation, which voting securities are to be held in the same proportion as such holders' ownership of Class A Common Stock of Advanta immediately before the merger or consolidation;

         -        the date any entity, person or group, within the meaning of
                  Section 13(d)(3) or Section 14(d)(2) of the 1934 Act becomes the beneficial owner of, or shall have obtained voting control over, more than 25% of the outstanding shares of Advanta's Class A Common Stock, other than:

                  - Advanta or any of its subsidiaries or any employee benefit plan or related trust sponsored or maintained by Advanta or any of its subsidiaries; or

                  - any person who, on the date the plan is effective, was the beneficial owner of or had voting control over shares of common stock of Advanta possessing more than 25% of the aggregate voting power of Advanta's Class A Common Stock; or

                  - the first day after the date the plan is effective when directors are elected such that a majority of the Board of Directors shall have been members of the Board of Directors for less than two years, unless the nomination for election of each new director who was not a director at the beginning of the two-year period was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period.

         AMENDMENTS. The Board of Directors may amend the plan as it deems advisable from time to time. However, the Board of Directors may not change the class of persons eligible to receive an ISO or increase the maximum number of Shares as to which Grants may be granted under the plan, or to any individual under the plan in any year, without obtaining stockholder approval within twelve months before or after the action. No amendment to the plan may adversely affect any outstanding Grants without the consent of the affected grantee(s).

         The Plan Administration Committee has the right to amend any Grant Document issued to a grantee, subject to the grantee's consent if the amendment is not favorable to the grantee or if the amendment has the effect of changing an ISO to a Non-qualified Stock Option; provided, however, that the consent of the grantee will not be required for any amendment made in connection with a Change of Control (as discussed above) or any amendment to accelerate the expiration of an Option or SAR in the event of liquidation or dissolution of Advanta.

         ACQUISITION OF SHARES BY THE PLAN. Shares issued under the plan will be issued from shares of Common Stock we acquire on the market, shares held in treasury or authorized but previously unissued shares.

         WITHHOLDING OF TAXES. In connection with any event relating to a Grant under the plan, we will have the right to (a) require the recipient to remit or otherwise make available to Advanta an amount sufficient to satisfy any federal, state and/or local withholding tax requirements before the delivery or transfer of any certificates for such Shares, or (b) take whatever other action we


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
deem necessary to protect our interests with respect to tax liabilities, including, without limitation, withholding any Shares, funds or other property otherwise due to the grantee(s). Our obligations under the plan will be conditioned on the grantee's or grantees' compliance with any withholding requirement.

         REPORTS. Other than annual reports stating the number of Shares being held by Advanta for participants who have received Awards subject to vesting conditions, we do not intend to deliver to any participant any reports as to the status of Grants made to them.

         NO COMMITMENT TO RETAIN. The making of a Grant pursuant to the plan may not be construed to imply or constitute evidence of any agreement, express or implied, on the part of Advanta to retain the grantee as an employee, director, consultant or advisor of Advanta or any Affiliate, or in any other capacity.

                 CERTAIN FEDERAL INCOME TAX ASPECTS OF THE PLAN.

         The following discussion summarizes, as of the date of this prospectus, general principles of federal income tax law applicable to the plan and the Shares acquired under the plan. Participants should consult their own tax advisors concerning the tax consequences of participation in the plan and the disposition of Shares acquired under the plan, since the information provided below is current as of the date of this prospectus and federal tax laws are subject to change, individual tax situations differ and the effect of state and local taxation may be material.

         ISOs. An ISO, or incentive stock option, is an Option that meets certain requirements under the Code and which is subject to special tax treatment provided the recipient complies with certain holding requirements applicable to the Shares acquired on its exercise. In general, the grantee of an ISO will not recognize regular taxable income upon either the grant or the exercise of the Option. The grantee will recognize capital gain or loss on a disposition of the Shares acquired upon exercise of an ISO, provided the grantee does not dispose of those Shares within two years from the date the Option was granted or within one year from the date the Shares were transferred to the grantee. For regular federal income tax purposes, the maximum rate of tax applicable to capital gains is dependent on the length of time the Shares have been held at the time of sale. If the Shares have been held for more than one year, the maximum regular federal tax rate applicable to the gain on the sale will be 20%. If the Shares have been held for one year or less, the gain on the sale will be generally taxed at the recipient's marginal federal income tax rate (the highest marginal rate for federal income tax purposes being, nominally, 39.6%, subject, however, to the particular tax situation of each person). If the Option holder satisfies both of the holding periods referred to in the second sentence of this paragraph, then Advanta will not be allowed a deduction by reason of the grant or exercise of an ISO.

         As a general rule, if the grantee disposes of Shares acquired through exercise of an ISO before satisfying both holding period requirements (a "disqualifying disposition"), the gain recognized by the grantee on the disposition will be taxed as ordinary income to the extent of the difference between the fair market value of the Shares on the date of exercise and the Option

Price of the Shares, and Advanta will be entitled to a deduction in that amount. The income recognized will not, however, exceed the difference between the amount actually realized on the disposition and the Option Price of the Shares (which would limit the amount of income recognized if, for example, the value of the Shares declined subsequent to the date the option was exercised). The gain (if any) in excess of the amount treated as ordinary income will be treated as a long or short term capital gain (based on the length of time the grantee held the Shares as of the date of the disposition).

         The amount by which the fair market value of a Share at the time of exercise exceeds the Option Price will be included in the computation of such Option holder's "alternative minimum taxable income" in the year the Option holder exercises the ISO. Currently, the maximum alternative minimum tax rate is 28%. If an Option holder pays alternative minimum tax with respect to the exercise of an ISO, then the amount of such tax paid will be allowed as a credit against regular tax liability in subsequent years. The Option holder's basis in the Shares for purposes of the alternative minimum tax will be adjusted when income from a disposition of the Shares is included in alternative minimum taxable income.

         NON-QUALIFIED STOCK OPTIONS. A grantee of a Non-qualified Stock Option will not recognize taxable income at the time of grant, and Advanta will not be allowed a deduction by reason of the grant. The grantee will generally recognize ordinary income in the taxable year in which he or she exercises the Options. The amount of income will be generally equal to the excess of the fair market value of the Shares received upon exercise (determined at the time of exercise) over the Option Price paid for the Shares. Advanta will, subject to various limitations, be allowed a deduction in the same amount. Upon disposition of these Shares, the grantee will recognize a long or short term capital gain or loss equal to the difference between the amount realized on disposition and the grantee's basis in the Shares (which ordinarily would be the Fair Market Value of the Shares on the date the Option was exercised).

         AWARDS. The recipient of an Award will become vested as provided for by the Plan Administration Committee when making the Award. Under applicable provisions of the Code, the recipient will, for federal income tax purposes, be required to include in his or her taxable income as ordinary compensation income the value of the Shares subject to the Award as of the time they become vested, reduced by the amount, if any, that was required to be paid for the Shares. The fair market value of the Shares as of the vesting date establishes the basis for determining capital gains or losses on a subsequent sale of the Shares, and the holding period for purposes of determining the long or short-term character of a capital gain starts on the vesting date, not on the date the Shares were granted.

         If a recipient of an Award makes a special election under Section 83(b) of the Code, however, he or she will recognize as ordinary compensation income the fair market value of the stock subject to the Award as of the date the Shares are granted, even though the Shares have not yet vested. An election under this Code provision must be made within 30 days of the date the Award is granted, and the fair market value of the Shares must be determined without regard to the vesting restrictions that otherwise could cause the Shares to be forfeited. In addition, if the

Shares are forfeited, the Award recipient will not be able to claim a tax loss for the forfeiture except to the extent he or she was required to pay a purchase price for the Shares. As a consequence of making a Section 83(b) election, however, the Award recipient will have no income as a result of the later vesting of the Shares, and when the Shares are sold, the difference between the amount realized from the sale and the fair market value on the date of grant (i.e., the value used in reporting income as a result of the Section 83(b) election), will be a capital gain or loss, and will be either long or short term by reference to the original grant date, rather than the vesting date.

         In order to make an election under Section 83(b) of the Code, the recipient of an Award must file the election no later than 30 days after the grant date in the form of a written statement sent to the IRS office where the individual files his or her returns, and provide a copy to Advanta. A copy of the filing must also be included in the individual's tax return for the year in which the grant occurs. The Section 83(b) election statement must contain the following information: the name, address and social security number of the taxpayer, a description of the Shares, the grant date of the Shares and the taxable year for which the election is made, the nature of the restrictions on the Shares, the fair market value of the Shares as of the grant date, the purchase price paid for the Shares, if any, and a statement indicating that copies of the election have been furnished to other persons as required. The statement must be signed and must indicate that it is made under Section 83(b) of the Code.

         SARS. An SAR permits the grantee to exercise that right (either by surrender of the Option associated with the SAR or, in the case of an SAR that is independent of any Option, by surrender of the SAR) and receive a payment equal to the excess of the Fair Market Value of the Shares underlying the Option (or hypothetically underlying an independent SAR) as of the date the grantee exercises the SAR over the Option Price of the underlying Option (or of the hypothetical option in the case of an independent SAR). This payment may be either in cash or in stock, or a combination of cash and stock, as determined by the Plan Administration Committee, unless there are specific provisions in the Grant Document that address the form of payment. The amount of the payment made to the grantee will constitute taxable compensation income to the grantee, subject to payroll withholding requirements and ordinary income taxation in the year in which the payment with respect to the SAR is made. The amount of income recognized by the grantee will also constitute a compensation expense for federal income tax purposes, deductible by Advanta, subject to various limitations on the deductibility of such compensation expense.

         DEDUCTIBILITY OF EXECUTIVE COMPENSATION UNDER CODE SECTION 162(m).
Section 162(m) of the Code sets limits on the deductibility of compensation in excess of $1,000,000 paid by publicly held companies to certain employees (the "million dollar cap"). The IRS has also issued Treasury Regulations which provide rules for the application of the "million dollar cap" deduction limitations. Income which is treated as "performance-based compensation" under these rules will not be subject to the limitation on deductibility imposed by Code Section 162(m).

         The plan has been designed to permit grants of Options and SARs issued under the plan to qualify under the performance-based compensation rules so that income attributable to the exercise of a Non-qualified Stock Option or an SAR may be exempt from the million dollar cap limits on deduction. The plan's provisions are consistent in form with the performance-based compensation rules, so that if the Committee that grants Options or SARs consists exclusively of members of the Board of Directors who qualify as "outside directors," the compensation income arising on exercise of those Options or SARs should qualify as performance-based compensation which is deductible even if that income would be in excess of the otherwise applicable limits on deductible compensation income under Code Section 162(m). In addition, if the Plan Administration Committee determines to make performance-based Awards, as described above, the income attributable to those Awards should also be treated as performance-based compensation that is exempt from the limitations of Code Section 162(m).

                              RESALE BY AFFILIATES

         Optionees who are "affiliates" of Advanta will be subject to limitations on their ability to reoffer or resell shares of Common Stock acquired pursuant to the plan. For this purpose, "affiliate" is defined by Rule 405 under the Securities Act of 1933, as amended (the "1933 Act") as a person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, Advanta. "Control" for this purpose means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of Advanta. Generally, affiliates may not offer or sell our Common Stock unless such offers and sales are made pursuant to an effective Registration Statement under the 1933 Act or pursuant to an exemption from the 1933 Act. Affiliates may sell the Common Stock without registration under the 1933 Act pursuant to the exemption afforded by Rule 144 under that act, provided that the terms and conditions of Rule 144 are met.

         Section 16 of the 1934 Act contains provisions to the effect that, among other things, any person who is an officer or director of Advanta or a beneficial owner of more than 10% of a class of equity securities of Advanta registered under the 1934 Act may be liable to Advanta for profits realized from any purchase and sale, or any sale and purchase, of equity securities of Advanta, whether or not they are the same shares, within a period of less than six months, irrespective of the intention on the part of such person in entering into the transaction.

         Substantial liabilities may be incurred by persons subject to Section 16 of the 1934 Act in connection with transactions in equity securities of Advanta. Prior to the acquisition or disposition of any equity security of Advanta, persons should consult with counsel as to their status as affiliates of Advanta and as to the applicability of Section 16.

                             ADDITIONAL INFORMATION

         Additional information regarding the plan, the Board of Directors and the Plan Administration Committee may be obtained from Investor Relations, Advanta Corp., P.O. Box 844, McKean and Welsh Roads, Spring House, Pennsylvania 19477 (telephone number: 215-657-4000).


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